Exhibit 10.1

Isis Pharmaceuticals, Inc.

Requests that the marked portions of the exhibit be granted confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

August 27, 2012

B. Lynne Parshall

Chief Operating Officer and Chief Financial Officer

Isis Pharmaceuticals, Inc.

2855 Gazelle Court

Carlsbad, CA 92010

Re:          Letter Agreement Amendment

Dear Lynne:

Reference is made to the Amended and Restated Strategic Collaboration and License Agreement dated April 28, 2009 between Isis Pharmaceuticals, Inc. (“Isis”) and Alnylam Pharmaceuticals, Inc. (together with its wholly owned subsidiaries Alnylam US, Inc. and Alnylam Europe AG, “Alnylam”) (the “Agreement”).   Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

Concurrent with the execution of this letter by the Parties, Alnylam is entering into that certain License and Collaboration Agreement with Monsanto Company dated as of August 27, 2012 (“Agbio License Agreement”), that includes an exclusive sublicense of Alnylam’s rights under the Agreement to certain of Isis’ intellectual property rights with respect to Double Stranded RNA.   Pursuant to Section 7.6 of the Agreement, the CEO of Isis and the CEO of Alnylam have discussed the Agbio License Agreement and simultaneously with the execution of the Agbio License Agreement, the Parties agree to amend the Agreement as follows:

1.              Definitions.   Exhibit 1.1 of the Agreement is amended as follows:

a.                      The following definitions are added to Exhibit 1.1:

“Agbio License Agreement” shall mean that certain License and Collaboration Agreement with Monsanto Company dated as of August 27, 2012, as amended from time to time.

“Agricultural Field” shall mean applications in agriculture, horticulture, forestry, aquaculture and/or the residential markets relating to plants, fish, arthropods and/or pests and pathogens thereof (e.g., home, lawn, and/or garden).  The Agricultural Field excludes, without limitation, (a) all human and animal (other than fish and arthropods) therapeutic, prophylactic or diagnostic applications; (b) the development, sale and use

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of research reagent products for any purpose; and (c) modification of any cells, tissues or organisms for the purpose of manufacturing heterologous proteins, peptides or viruses for any purpose other than the modification of plants, plant cells, or plant tissues for the purpose of manufacturing heterologous proteins, peptides or viruses for application to plants, fish, arthropods and/or pests or pathogens thereof.

“Agricultural Field Product” means a product that contains a Double Stranded RNA (including transgenic applications thereof) for application in the Agricultural Field that either (a) modulates the viability and/or biological processes (including expression of genes and/or proteins) of (i) plants, (ii) fish, (iii) arthropods, and/or (iv) pests or pathogens thereof; or (b) modifies plants, plant cells or plant tissues for the purpose of manufacturing heterologous proteins, peptides or viruses for application to (i) plants, (ii) fish, (iii) arthropods, and/or (iv) pests or pathogens thereof.

“Agricultural Field Product Net Sales” will mean (a) the gross invoice price of Agricultural Field Products sold by Alnylam, its Affiliates and sublicensees (but with respect to Alnylam does not include Naked Sublicensees) to a Third Party; provided, that such Third Party is an end-user of such Licensed Product or a Third Party which purchases Agricultural Field Product(s) (whether in packaged form or bulk form) from Alnylam, its Affiliate or sublicensee and resells such Agricultural Field Product(s) to third parties in a manner consistent with normal trade practices in the Agricultural Field; less (b) the following items:  (i) deductions actually incurred, allowed, paid, accrued or specifically allocated in financial statements in accordance with generally accepted accounting principles, in preparing and utilizing distribution channels for an Agricultural Field Product (including product returns, customer rebates, dealer incentives, volume discounts, seed service fees, cash discounts (pre-pay discounts), (ii) local competitive response, transportation or cargo insurance, taxes, duties or other governmental tariffs (other than income taxes), (iii) government-mandated rebates, and (iv) a reasonable reserve for bad debts, (and some of which items, by way of example, are currently identified as “crop loss and replant” and “seed action pack”) in all cases allocated to such Agricultural Field Products in accordance with generally accepted accounting principles and methodologies established by Alnylam, its Affiliates or sublicensee, as the case may be, and that are consistently applied by such party across all of such party’s products in the Agricultural Field; provided, that such methodologies may be amended from time to time, upon notice to Isis to reflect general changes to such party’s methodologies, which changes are consistently applied by such selling party across of such party’s products in the Agricultural Field and which changes are made in the ordinary course of such party’s business.

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Isis and Alnylam agree that any reasonable definition of “net sales” customarily used in agricultural industry technology licensing or collaboration contracts that is agreed to under the Agbio License Agreement or subsequently agreed to by Alnylam (or a Third Party acquirer or assignee) and a sublicensee with respect to royalties payable to Alnylam from such sublicensee in an arms-length transaction under a particular sublicense will replace the definition of Agricultural Field Product Net Sales in this Agreement and will be used in calculating the royalty payment to Isis on sales of Agricultural Field Products (including, but not limited to, products that consist of an Agricultural Field Product and other technologies and/or materials (i.e., combination products)) sold pursuant to such sublicense and due under this Agreement.

b.              The definition “Bona Fide Drug Discovery Collaboration” is hereby amended in its entirety as follows, and all references to “Bona Fide Drug Discovery Collaboration” in the Agreement shall be replaced with “Bona Fide Discovery Collaboration”:

“Bona Fide Discovery Collaboration” means (a) with respect to Double Stranded RNA Products that are not Agricultural Field Products, a collaboration involving the discovery and development of Double Stranded RNA Products, in which a Party plays an integral role in the experimentation and an important, though not necessarily dominant or co-equal, role in the decision-making, relating to the discovery and development of such Double Stranded RNA Products from the point in time at which the relevant Gene Target has been designated through the initiation of [***]; and (b) with respect to Agricultural Field Products, a collaboration involving the discovery and/or development of Double Stranded RNA Products, in which a Party plays an integral role in the experimentation and an important, though not necessarily dominant or co-equal, role in the decision-making, relating to the discovery and/or development of such Double Stranded RNA Products.  A Bona Fide Discovery Collaboration for Double Stranded RNA Products that are not Agricultural Field Products may continue beyond the initiation of such [***].  For Isis Products that are Double Stranded RNA Products, a Bona Fide Discovery Collaboration must be an Antisense Drug Discovery Program.  For each Party, collaborations that do not include or involve Patents licensed from the other Party hereunder shall not constitute Bona Fide Discovery Collaborations.  A Party’s experimentation relating to the discovery and development of Double Stranded RNA Products that modulate a relevant Gene Target prior to the commencement of a collaboration shall be deemed to have been conducted in the course of the collaboration for purposes of determining whether the collaboration is a Bona Fide Discovery Collaboration.  A series of related collaborations and/or license agreements involving the discovery and development of Double Stranded RNA Products with the same sublicensee or related sublicensees that includes a Bona Fide Discovery Collaboration agreement will be aggregated to constitute a single Bona Fide Discovery Collaboration.  The Agbio License Agreement is deemed a Bona Fide Discovery Collaboration for purposes of this Agreement.

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c.               The definition “Double Stranded RNA Product” is hereby amended in its entirety as follows:

“Double Stranded RNA Product” means (a) a pharmaceutical composition that contains a Double Stranded RNA or (b) an Agricultural Field Product.

d.              The definition of “Net Sales” is hereby amended by adding the following sentence to the end of such definition:

Notwithstanding anything in this Agreement to the contrary, where the term “Net Sales” is used in this Agreement to apply to Agriculture Field Products, in such context the term “Net Sales” shall be replaced with “Agricultural Field Product Net Sales”.

e.               The definition of “Technology Access Fee” is amended by (i) replacing all references to “Bona Fide Collaboration” in such definition with “Bona Fide Discovery Collaboration” and (ii) replacing clause (iii) thereof with the following:

(iii) payments specifically committed to reimburse Alnylam for the fully-burdened cost of research and development, including without limitation the fully-burdened cost of products transferred by Alnylam in connection with such research and development, and payments received by Alnylam pursuant to the Agbio License Agreement that are specifically committed to reimburse Alnylam for the cost of Patent prosecution, maintenance and/or defense of Patents covering or claiming Agricultural Field Products; provided, however, that any payments received by Alnylam but not applied to reimburse Alnylam for such expenses will be Technology Access Fees,

2.              Isis Retained Rights; Limitations on Licenses.

a.             Section 5.2(d). Clause (ii) of Section 5.2(d) is hereby amended in its entirety as follows:

(ii) Isis may continue to grant licenses to Third Parties for the purpose of manufacturing and selling oligonucleotides; provided that, to the extent such licenses cover Double Stranded RNA or Single Stranded RNAi Compounds, Isis will restrict such licenses to [***] and, in the case of Double Stranded RNA, will exclude from such licenses granted after the date of this Letter Agreement Agricultural Field Products.

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b.             Section 5.3(d). Section 5.3(d) of the Agreement is hereby amended in its entirety as follows:

(d) Licenses to Isis Patent Rights that are subject to contractual obligations between Isis and Third Parties in effect as of the Restatement Date are licensed (i) subject to the restrictions and other terms described in Exhibit 5.3(d) attached hereto, and (ii) with respect to Agricultural Field Products, to the extent Isis has the right under such Third Party agreements to grant such a license for Agricultural Field Products.  Alnylam hereby agrees to comply, and to cause its sublicensees to comply, with such restrictions and other terms.

3.              Technology Access Fees and Royalties.

a.                      Royalties.  Section 7.2(a) of the Agreement is hereby amended in its entirety as follows:

(a)           (i)  Subject to the terms and conditions of, and during the term of, this Agreement, Alnylam will pay to Isis royalties on sales of Alnylam Double Stranded RNA Products (other than Agricultural Field Products) by Alnylam, its Affiliates or sublicensees (except Naked Sublicensees) equal to [***]% of Net Sales.  Alnylam may reduce the royalty due under this section by [***]% of any additional royalties that Alnylam owes to Third Parties on such Alnylam Double Stranded RNA Product (other than an Agricultural Field Product) that arise from Alnylam acquiring access to new technologies after the Effective Date; provided, however that (x) the royalty due under this section can never be less than a floor of [***]% and (y) additional royalties arising as the result of the addition, pursuant to Section 11.8, of Isis Future Chemistry Patents or Isis Future Motif and Mechanism Patents to the Isis Patent Rights licensed to Alnylam cannot be used to reduce the royalty.

(ii)           Subject to the terms and conditions of, and during the term of, this Agreement, Alnylam will pay to Isis royalties on sales of Alnylam Agricultural Field Products by Alnylam, its Affiliates or sublicensees equal to [***]% of Agricultural Field Product Net Sales. Alnylam may not reduce the royalty due under this subsection (a)(ii) for any additional royalties that Alnylam owes to Third Parties on such Agricultural Field Products.

b.             Milestones.  Section 7.3(c) of the Agreement is hereby amended by including the following sentence at the end of such section:

Notwithstanding the foregoing, the provisions of this Section 7.3(c) shall not apply to any Alnylam Agricultural Field Product.

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c.             Technology Access Fee.   Section 7.5(b) of the Agreement is hereby amended by including the following sentence at the end of such section:

Notwithstanding the foregoing, the provisions of this Section 7.5(b) shall not apply to any Bona Fide Discovery Collaboration involving solely Agricultural Field Products.

4.              Representation and Warranty. Alnylam hereby represents and warrants to Isis that the Agbio License Agreement includes a collaboration involving the discovery and/or development of Double Stranded RNA Products, in which Alnylam plays an integral role in the experimentation and an important, though not necessarily dominant or co-equal, role in the decision-making, relating to the discovery and/or development of such Double Stranded RNA Products.

5.              Additional Provisions.  The Parties agree that the provisions of Section 10.2 of the Agreement shall not apply to licenses involving solely Agricultural Field Products.

6.              No Other Amendments; Entire Agreement.  Except as amended, modified and supplemented by the terms of this Letter Agreement, the provisions of the Agreement are and shall remain in full force and effect.  This Letter Agreement and the Agreement (as amended by this Letter Agreement) contain the entire understanding of the Parties with respect to the subject matter hereof.   All express or implied agreements and understandings, either oral or written, with regard to such subject matter are superseded by the terms of this Letter Agreement and the Agreement (as amended by this Letter Agreement).  This Letter Agreement may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.

[Signature page follows.]

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If Isis is in agreement with the foregoing, please so indicate by signing below.

Sincerely,

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore
Name:	John Maraganore
Title:	Chief Executive Officer

Agreed to and acknowledged by:

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name:	B. Lynne Parshall
Title:	Chief Operating Officer and
Chief Financial Officer

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